Exhibit 99.1

                        WERNER ENTERPRISES, INC.
                           14507 Frontier Road
                             P. O. Box 45308
                          Omaha, Nebraska 68145


FOR IMMEDIATE RELEASE                         Contacts:  John J. Steele
---------------------           Executive Vice President, Treasurer and
                                                Chief Financial Officer
                                                         (402) 894-3036

                                               Robert E. Synowicki, Jr.
                                           Executive Vice President and
                                              Chief Information Officer
                                                         (402) 894-3000


 WERNER ENTERPRISES REPORTS FOURTH QUARTER AND ANNUAL 2008 REVENUES AND
                                EARNINGS

Omaha, Nebraska, January 22, 2009:
---------------------------------
     Werner Enterprises, Inc. (NASDAQ:WERN), one of the nation's largest truckload transportation and logistics companies, reported revenues and earnings for the fourth quarter and year ended December 31, 2008.

     Revenues decreased 7% to $490.6 million in fourth quarter 2008 compared to $525.7 million in fourth quarter 2007. Revenues, excluding trucking fuel surcharges, decreased 5% to $414.2 million in fourth quarter 2008 compared to $435.0 million in fourth quarter 2007. Earnings per share increased 20% to 26 cents per share in fourth quarter 2008 compared to 22 cents per share in fourth quarter 2007. Fourth quarter 2007 earnings per share included a six cent per share charge for the anticipated settlement of an income tax matter.

     For the full year, revenues increased 5% to $2.166 billion in 2008 compared to $2.071 billion in 2007. Revenues, excluding trucking fuel surcharges, decreased 3% to $1.723 billion in 2008 compared to $1.769 billion in 2007. Earnings per share declined 7% to 94 cents per share in 2008 compared to $1.02 per share in 2007.

     The overall freight market became increasingly challenging as each month progressed from mid-September to December 2008. A very weak retail environment combined with extremely soft housing and manufacturing markets resulted in fewer available shipments. This was especially heightened in the truckload market and caused increased price competition for freight in the spot market as carriers competed for loads to keep their trucks productive. Freight rates were also lower in the spot market due to the increased competition for freight and because the decline in fuel prices resulted in lower freight rates from third party brokerage companies and our Value Added Services ("VAS") segment where the fuel surcharge is included in the base rate. As fourth quarter 2008 progressed, Werner was able to reduce its reliance on third party brokerage freight in this difficult freight market by reducing its fleet, as described below, and increasing non-committed freight from its VAS segment.

     In the truckload segment, Werner again reduced the size of its Van medium-to-long-haul fleet (the "Van" fleet) in fourth quarter 2008 by 500 trucks, partially offset by an increase in trucks in its Regional and Expedited fleets. This helped reduce Werner's exposure to the longer haul market, which remains the most difficult of the truckload markets. In January 2009, Werner has reduced the Van fleet by an additional 150 trucks. Since March 2007, Werner has reduced the Van fleet from 3,000 trucks to about 1,350 trucks in January 2009. In addition, management took several proactive steps during fourth quarter 2008 to reduce a variety of controllable costs.

     The ongoing diversification of the Company's service offerings from the Van fleet to Dedicated, Regional, Expedited, and North America cross-border in the Truckload Transportation Services (Truckload) segment and Freight Management, Intermodal, Brokerage and Werner Global Logistics international in the VAS segment helped to partially offset the impact of a very weak freight market in fourth quarter 2008. Customer response to these growing service offerings continues to be very positive. Werner intends to continue its customer centric strategy of diversifying and growing these service offerings.

     Despite the extremely challenging market conditions, Werner again delivered impressive productivity improvements within its asset fleets. During fourth quarter, average monthly miles per tractor increased by 71 miles, or 0.7%. At the same time, Werner lowered its average percentage of empty miles slightly by 8 basis points. The entire Werner team of driver and non-driver professionals contributed to these positive results in a much more difficult market compared to fourth quarter a year ago.

     The severe tightening of the credit and financial markets may create significant challenges for highly leveraged carriers that have financing issues or refinancing needs. Unless freight and financial market conditions improve quickly, Werner believes there is a higher probability of increased carrier failures in 2009. Werner believes its financial strength places it in a unique position to capitalize on the opportunities ahead.

     Diesel fuel prices declined rapidly during fourth quarter 2008. When compared to the same month in 2007, diesel fuel costs were $0.05 per gallon higher in October 2008, $0.81 per gallon lower in November 2008, and $1.16 per gallon lower in December 2008.

     Over the past several years, Werner and the truckload industry did not recover all of the cost of rising fuel prices through fuel surcharge programs. Each year in the prior four years, rising fuel costs (net of fuel surcharge collections) had a negative impact on the Company's operating income when compared to the previous year. The total negative impact on the Company's operating income due to fuel expense, net of fuel surcharge collections, during 2004 to 2007 was $61 million.

     When fuel prices rise rapidly, there is a negative earnings lag effect that occurs because the cost of fuel rises immediately and the market indexes used to determine fuel surcharges increase at a slower pace. As a result, during these rising fuel price periods, the negative impact of fuel on the Company's financial results is more significant. The fuel price trend in fourth quarter 2008 was unusual, as fuel prices declined every week during fourth quarter 2008. In a period of declining fuel prices, the Company generally experiences a temporary favorable earnings lag effect, since fuel costs decline at a faster pace than the market indexes used to determine fuel surcharge collections. This occurred during fourth quarter 2008, enabling the Company to temporarily have lower net fuel expense, that helped to offset uncompensated fuel costs such as truck idling, empty miles, and out-of-route miles. If fuel prices remain stable or increase going forward, the Company does not expect the temporary favorable trend to continue.

    During fourth quarter 2008, the Company continued to improve its fuel miles per gallon ("mpg") by continuing its numerous initiatives to improve fuel efficiency. These initiatives include reducing truck idle time, lowering non-billable miles, increasing the percentage of aerodynamic, more fuel-efficient trucks in the company truck fleet and installing auxiliary power units ("APUs") in company trucks. As of December 31, 2008, the Company had installed APUs in approximately 50% of the company-owned truck fleet.

     Werner is again proud to report that through the efforts of its employees, it is making meaningful positive progress by lowering diesel fuel consumption through its proactive initiatives to improve fuel mpg. Due strictly to these mpg improvements, Werner purchased 1.9 million fewer gallons of diesel fuel in fourth quarter 2008 than in fourth quarter 2007. This equates to a reduction of approximately 21,000 tons of carbon dioxide emissions. Werner intends to continue these and other environmentally conscious initiatives, including its active participation as a U.S. Environmental Protection Agency SmartWay Transport Partner.

     To provide shippers with additional sources of managed capacity and network analysis, as well as a more global footprint, the Company continues to successfully grow its non-asset based VAS segment. VAS includes Brokerage, Freight Management, Intermodal and Werner Global Logistics.

     VAS revenue growth declined to 6% in fourth quarter 2008 compared to fourth quarter 2007, primarily due to two factors. VAS provided 7,300 more non-committed loads to the trucking fleets in fourth quarter 2008 than in fourth quarter 2007 to help cushion the impact of a soft freight market. In addition, the average rate per brokerage load decreased by 4% in fourth quarter 2008 compared to fourth quarter 2007, primarily due to lower fuel prices. Excluding the impact of these two factors, VAS revenues would have grown 20% in fourth quarter 2008 compared to fourth quarter 2007.


Value Added Services (amounts in thousands)       4Q08               4Q07
------------------------------------------- ----------------   ----------------
Revenues                                     $61,861  100.0%    $58,190  100.0%
Rent and purchased transportation expense     52,140   84.3      49,467   85.0
                                            --------           --------
Gross margin                                   9,721   15.7       8,723   15.0
Other operating expenses                       6,821   11.0       5,883   10.1
                                            --------           --------
Operating income                              $2,900    4.7      $2,840    4.9
                                            ========           ========

                                                  2008               2007
                                            ----------------   ----------------
Revenues                                    $265,262  100.0%   $258,433  100.0%
Rent and purchased transportation expense    225,498   85.0     224,667   86.9
                                            --------           --------
Gross margin                                  39,764   15.0      33,766   13.1
Other operating expenses                      25,194    9.5      21,348    8.3
                                            --------           --------
Operating income                             $14,570    5.5     $12,418    4.8
                                            ========           ========


     VAS generated a 6% increase in revenues, 11% gross margin growth and 2% operating income growth in fourth quarter 2008 compared to fourth quarter 2007. Brokerage continued to produce strong results with 7%
revenue growth and a decline in its gross margin percentage. The tightening of truckload capacity due to increased carrier failures and the decline in fuel prices has made it more challenging for Brokerage to obtain qualified third party carriers at a comparable margin to prior quarters. Intermodal revenues grew 20%. Werner Global Logistics continues to grow revenues both on a year over year basis and sequentially.

      VAS had a 3% increase in reported revenues (as explained below) in 2008 compared to 2007. Beginning in third quarter 2007, Werner and a large VAS customer negotiated a structural change to the customer's continuing arrangement that resulted in a reduction in VAS revenues and VAS rent and purchased transportation expense of $36.3 million from the year 2007 to the year 2008. This change had no impact on the dollar amount of VAS gross margin or operating income. Excluding the affected revenues for this customer, VAS revenues grew 19% in 2008 compared to 2007.

     Comparisons  of  the  operating  ratios  (net  of  fuel   surcharge
revenues) for the Truckload segment and VAS operating ratios for the fourth quarters and full years 2008 and 2007 are shown below.


Operating Ratios                      4Q08      4Q07   Difference
----------------                      -----     -----  ----------
Truckload Transportation Services     92.3%     91.9%     0.4%
Value Added Services                  95.3      95.1      0.2

                                      2008      2007   Difference
                                      -----     -----  ----------
Truckload Transportation Services     93.4%     91.9%     1.5%
Value Added Services                  94.5      95.2     (0.7)


     Fluctuating fuel prices and fuel surcharge collections impact the total Company operating ratio and the Truckload segment's operating ratio when fuel surcharges are reported on a gross basis as revenues versus netting against fuel expenses. Eliminating fuel surcharge revenues, which are generally a more volatile source of revenue, provides a more consistent basis for comparing the results of operations from period to period. The Truckload segment's operating ratios for fourth quarters 2008 and 2007 are 93.7% and 93.5%, respectively, and for the full year 2008 and 2007 are 95.0% and 93.2%, respectively, when fuel surcharge revenues are reported as revenues instead of a reduction of operating expenses.

     The driver recruiting and retention market has improved from a year ago. The weakness in the construction and automotive industries and a rising national unemployment rate continue to positively affect the Company's driver availability and selectivity. In addition, the Company's strong mileage utilization and financial strength are attractive to drivers when compared to many other carriers.

     The Company's wholly owned subsidiary, Fleet Truck Sales, is one of the largest equipment sales remarketing companies in the U.S., in business since 1992. Gains on sales of assets, primarily trucks and trailers, decreased to $1.1 million in fourth quarter 2008 compared to $3.6 million in fourth quarter 2007. Carrier failures and company fleet reductions have increased the supply of used trucks for sale, while buyer demand for used trucks is weak due to the soft freight market and a shortage of available financing. Gains on sales are reflected as a reduction of Other Operating Expenses in the Company's income statement.

   The Company's financial position remains strong. During the recent turbulence in the financial and credit markets, Werner believes that the Company's financial strength separates it from carriers that are highly leveraged. The Company ended the quarter with $30.0 million of debt and $48.6 million of cash, after paying the $150.3 million special dividend to shareholders in December 2008. The Company expects to repay the $30.0 million of debt in first quarter 2009. Stockholders' equity is $745.5 million, or $10.42 per share.

                                       INCOME STATEMENT DATA
                                            (Unaudited)
                             (In thousands, except per share amounts)

                              Quarter       % of      Quarter       % of
                               Ended     Operating     Ended     Operating
                             12/31/08     Revenues   12/31/07     Revenues
                             --------    ---------   --------    ---------
Operating revenues           $490,574        100.0   $525,728        100.0
                             --------    ---------   --------    ---------

Operating expenses:
   Salaries, wages and
     benefits                 143,644         29.3    147,192         28.0
   Fuel                        84,515         17.2    117,548         22.4
   Supplies and maintenance    40,188          8.2     39,477          7.5
   Taxes and licenses          26,559          5.4     28,894          5.5
   Insurance and claims        26,983          5.5     23,641          4.5
   Depreciation                42,303          8.6     41,721          7.9
   Rent and purchased
     transportation            90,256         18.4     90,909         17.3
   Communications and
     utilities                  4,751          1.0      4,846          0.9
   Other                          748          0.2     (2,301)        (0.4)
                             --------    ---------   --------    ---------
      Total operating
        expenses              459,947         93.8    491,927         93.6
                             --------    ---------   --------    ---------
Operating income               30,627          6.2     33,801          6.4
                             --------    ---------   --------    ---------

Other expense (income):
   Interest expense                74          0.0         57          0.0
   Interest income               (923)        (0.2)    (1,000)        (0.2)
   Other                         (277)        (0.1)        75          0.0
                             --------    ---------   --------    ---------
      Total other expense
        (income)               (1,126)        (0.3)      (868)        (0.2)
                             --------    ---------   --------    ---------

Income before income taxes     31,753          6.5     34,669          6.6
Income taxes                   13,106          2.7     19,084          3.6
                             --------    ---------   --------    ---------
Net income                    $18,647          3.8    $15,585          3.0
                             ========    =========   ========    =========

Diluted shares outstanding     71,836                  71,988
                             ========                ========
Diluted earnings per share       $.26                    $.22
                             ========                ========


                                        OPERATING STATISTICS
                                   Quarter                 Quarter
                                    Ended                   Ended
                                  12/31/08    % Change    12/31/07
                                  --------    --------    --------
Trucking revenues, net of
  fuel surcharge (1)              $346,158       -6.4%    $369,943
Trucking fuel surcharge
  revenues (1)                      76,391      -15.8%      90,717
Non-trucking revenues,
  including VAS (1)                 64,197        6.1%      60,528
Other operating revenues (1)         3,828      -15.7%       4,540
                                  --------                --------
     Operating revenues (1)       $490,574       -6.7%    $525,728
                                  ========                ========

Average monthly miles per
  tractor                           10,089        0.7%      10,018
Average revenues per total
  mile (2)                          $1.444       -2.2%      $1.476
Average revenues per loaded
  mile (2)                          $1.669       -2.2%      $1.707
Average percentage of empty
  miles                              13.45%      -0.6%       13.53%
Average trip length in
  miles (loaded)                       530       -3.6%         550
Total miles (loaded and
  empty) (1)                       239,640       -4.4%     250,637
Average tractors in service          7,917       -5.1%       8,339
Average revenues per
  tractor per week (2)              $3,363       -1.4%      $3,412
Capital expenditures, net (1)      $34,587                 ($1,210)
Cash flow from operations (1)      $69,918                 $40,799
Return on assets (annualized)          5.4%                    4.6%
Total tractors (at quarter
  end)
     Company                         7,000                   7,470
     Owner-operator                    700                     780
                                  --------                --------
          Total tractors             7,700                   8,250

Total trailers (truck and
  intermodal, quarter end)          24,940                  24,855


(1)  Amounts in thousands.
(2)  Net of fuel surcharge revenues.


                                       INCOME STATEMENT DATA
                             (In thousands, except per share amounts)

                                 Year         % of          Year         % of
                                Ended      Operating       Ended      Operating
                               12/31/08     Revenues      12/31/07     Revenues
                              ----------   ---------     ----------   ---------
Operating revenues            $2,165,599       100.0     $2,071,187       100.0
                              ----------   ---------     ----------   ---------

Operating expenses:
   Salaries, wages and
     benefits                    586,035        27.1        598,837        28.9
   Fuel                          508,594        23.5        408,410        19.7
   Supplies and maintenance      163,524         7.6        159,843         7.7
   Taxes and licenses            109,443         5.0        117,170         5.7
   Insurance and claims          104,349         4.8         93,769         4.5
   Depreciation                  167,435         7.7        166,994         8.1
   Rent and purchased
     transportation              397,887        18.4        387,564        18.7
   Communications and
     utilities                    19,579         0.9         20,098         1.0
   Other                          (4,182)       (0.2)       (18,015)       (0.9)
                              ----------   ---------     ----------   ---------
      Total operating
        expenses               2,052,664        94.8      1,934,670        93.4
                              ----------   ---------     ----------   ---------
Operating income                 112,935         5.2        136,517         6.6
                              ----------   ---------     ----------   ---------

Other expense (income):
   Interest expense                   83         0.0          2,977         0.2
   Interest income                (3,972)       (0.2)        (3,989)       (0.2)
   Other                            (198)        0.0            247         0.0
                              ----------   ---------     ----------   ---------
      Total other expense
        (income)                  (4,087)       (0.2)          (765)        0.0
                              ----------   ---------     ----------   ---------

Income before income taxes       117,022         5.4        137,282         6.6
Income taxes                      49,442         2.3         61,925         3.0
                              ----------   ---------     ----------   ---------
Net income                       $67,580         3.1        $75,357         3.6
                              ==========   =========     ==========   =========

Diluted shares outstanding        71,658                     74,114
                              ==========                 ==========
Diluted earnings per share          $.94                      $1.02
                              ==========                 ==========

                                        OPERATING STATISTICS
                                   Year                       Year
                                  Ended                      Ended
                                 12/31/08     % Change      12/31/07
                                ----------    --------     ----------
Trucking revenues, net of
  fuel surcharge (1)            $1,430,560       -3.5%     $1,483,164
Trucking fuel surcharge
  revenues (1)                     442,614       46.7%        301,789
Non-trucking revenues,
  including VAS (1)                273,896        2.1%        268,388
Other operating revenues (1)        18,529        3.8%         17,846
                                ----------                 ----------
     Operating revenues (1)     $2,165,599        4.6%     $2,071,187
                                ==========                 ==========

Average monthly miles per
  tractor                           10,165        2.8%          9,888
Average revenues per total
  mile (2)                          $1.461       -0.2%         $1.464
Average revenues per loaded
  mile (2)                          $1.686       -0.4%         $1.692
Average percentage of empty
  miles                              13.35%      -1.0%          13.48%
Average trip length in
  miles (loaded)                       538       -3.6%            558
Total miles (loaded and
  empty) (1)                       979,211       -3.3%      1,012,964
Average tractors in service          8,028       -6.0%          8,537
Average revenues per
  tractor per week (2)              $3,427        2.6%         $3,341
Capital expenditures, net (1)     $114,978                    $26,068

Cash flow from operations (1)     $259,130                   $227,985

Return on assets (annualized)          5.0%                       5.4%

Total tractors (at quarter
  end)
     Company                         7,000                      7,470
     Owner-operator                    700                        780
                                ----------                 ----------
          Total tractors             7,700                      8,250

Total trailers (truck and
  intermodal, quarter end)          24,940                     24,855


(1)  Amounts in thousands.
(2)  Net of fuel surcharge revenues.

                                                        BALANCE SHEET DATA
                                               (In thousands, except share amounts)



                                                12/31/08                 12/31/07
                                               ----------               ----------

ASSETS
Current assets:
   Cash and cash equivalents                      $48,624                  $25,090
   Accounts receivable, trade, less allowance
     of $9,555 and $9,765, respectively           185,936                  213,496
   Other receivables                               18,739                   14,587
   Inventories and supplies                        10,644                   10,747
   Prepaid taxes, licenses and permits             16,493                   17,045
   Current deferred income taxes                   30,789                   26,702
   Other current assets                            20,659                   21,500
                                               ----------               ----------
      Total current assets                        331,884                  329,167
                                               ----------               ----------

Property and equipment                          1,613,102                1,605,445
Less - accumulated depreciation                   686,463                  633,504
                                               ----------               ----------
      Property and equipment, net                 926,639                  971,941
                                               ----------               ----------

Other non-current assets                           16,795                   20,300
                                               ----------               ----------

                                               $1,275,318               $1,321,408
                                               ==========               ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                               $46,684                  $49,652
   Current portion of long-term debt               30,000                        -
   Insurance and claims accruals                   79,830                   76,189
   Accrued payroll                                 25,850                   21,753
   Other current liabilities                       19,006                   19,395
                                               ----------               ----------
      Total current liabilities                   201,370                  166,989
                                               ----------               ----------

Other long-term liabilities                         7,406                   14,165

Insurance and claims accruals,
  net of current portion                          120,500                  110,500

Deferred income taxes                             200,512                  196,966

Stockholders' equity:
   Common stock, $.01 par value,
     200,000,000 shares authorized;
     80,533,536 shares issued;
     71,576,267 and 70,373,189 shares
     outstanding, respectively                        805                      805
   Paid-in capital                                 93,343                  101,024
   Retained earnings                              826,511                  923,411
   Accumulated other comprehensive loss            (7,146)                    (169)
   Treasury stock, at cost; 8,957,269 and
      10,160,347 shares, respectively            (167,983)                (192,283)
                                               ----------               ----------
      Total stockholders' equity                  745,530                  832,788
                                               ----------               ----------
                                               $1,275,318               $1,321,408
                                               ==========               ==========


      Werner Enterprises, Inc. was founded in 1956 and is a premier transportation and logistics company, with coverage throughout the United States, Canada, Mexico, Asia, Europe and South America. Werner maintains its global headquarters in Omaha, Nebraska and maintains offices throughout North America and China. Werner is among the five largest truckload carriers in the United States, with a diversified portfolio of transportation services that includes dedicated, medium-to-long-haul, regional and local van capacity, expedited, temperature-controlled and flatbed services. Werner's Value Added Services portfolio includes freight management, truck brokerage, intermodal, load/mode and network optimization and freight forwarding. Werner, through its subsidiary companies, is a licensed U.S. NVOCC, U.S. Customs Broker, Class A Freight Forwarder in China, licensed China NVOCC, TSA-approved Indirect Air Carrier and IATA Accredited Cargo Agent.

     Werner Enterprises, Inc.'s common stock trades on the NASDAQ Global Select MarketSM under the symbol "WERN". For further information about Werner, visit the Company's website at www.werner.com.

      Note: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements are based on information currently available to the Company's management and are current only as of the date made. For that reason, undue reliance should not be placed on any such forward-looking statement. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2007. The Company assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted. Any such updates or revisions may be made by filing reports with the Securities and Exchange Commission, through the issuance of press releases or by other methods of public disclosure.